EXHIBIT 99.1

News Release

November 8, 2007
Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2339 tlampen@choiceone.com

ChoiceOne Financial Announces Third Quarter Earnings For 2007

Sparta, Michigan - ChoiceOne Financial Services, Inc. reported third quarter net income of $674,000, an increase of $224,000 or 50% from the third quarter of 2006. Earnings per share for the third quarter of 2007 were $0.20, compared to $0.27 per share earned in the same period in 2006. Net income for the first nine months of 2007 was $2,576,000, compared to $1,530,000 in the first three quarters of 2006. Earnings per share for the first three quarters of 2007 were $0.79, which represented a 14% decrease from $0.92 per share for the same period in 2006. Earnings per share in 2007 were affected by the issuance of ChoiceOne stock in the merger with Valley Ridge Financial Corp. in November 2006 which almost doubled the number of shares outstanding. The growth in net income in 2007 was a result of the merger of ChoiceOne and Valley Ridge into one organization.

James A. Bosserd, President and Chief Executive Officer, commented "Our nonperforming loans balance did not increase over the amount reported for the second quarter of 2007. We continue to work as a community bank in dealing with any of our customers experiencing difficulty. We recorded an additional loan loss provision in the third quarter, partly due to deterioration in loans with a large commercial developer. Even with the increased expenses related to distressed loans, we were pleased with the earnings we were able to achieve."

Total assets as of September 30, 2007 were $466 million, which represented growth of approximately $209 million or 81% from a year earlier, mostly as a result of the merger. Loans have grown $137 million or 75% in the last twelve months. Loans declined $6.9 million in the third quarter of 2007 with the majority of the decrease caused by payoffs of participation loans that had been obtained from other banks. Deposits have increased $156 million or 78% since September 30, 2006. Total deposits grew $1.6 million in the third quarter of 2007, which consisted of local deposit growth of $5.6 million that was offset by a $4.0 million decrease in brokered certificates of deposit.

Total assets as of September 30, 2007 were virtually unchanged from the end of the prior year with growth in investment securities offset by a decline in loans. Total deposits were down $10 million since the end of 2006, with an $18 million decline in brokered certificates of deposit partially offset by $8 million in local deposit growth.

The increase in net interest income in the third quarter and first nine months of 2007 resulted primarily from the merger and the restructuring of ChoiceOne's balance sheet in the fourth quarter of 2006. Net interest income was up $2.1 million or 116% for the third quarter of 2007 and $5.8 million or 103% in the first nine months of 2007 compared to the same periods in 2006. The merger with Valley Ridge added $202 million of earning assets in November 2006. ChoiceOne's interest rate spread was 47 basis points higher in the first three quarters of 2007 than the same period in 2006. The merger helped reduce the cost of deposits as lower cost deposits have replaced brokered deposits. The increase in average loan rates in 2007 compared to 2006 has been greater than the increased rates on certificates of deposit and borrowings. The yield on investment securities has been higher in the first three quarters of 2007 compared to the same period in the prior year as a result of repositioning the securities portfolio during the fourth quarter of 2006 and securities purchases that have occurred during 2007.

The provision for loan losses increased $590,000 in the third quarter of 2007 and $925,000 in the first nine months of 2007 compared to the same periods in the prior year. The higher provision level was believed prudent based on a higher level of net charge-offs and nonperforming loans in 2007 compared to the prior year, deterioration in certain commercial credits, as well as continued concerns regarding the Michigan economy. Noninterest income increased $761,000 in the third quarter of 2007 and $2,245,000 in the first nine months of 2007 compared to the same periods in 2006 primarily as a result of the merger with Valley Ridge. Deposit service charges were significantly higher with increases in insurance and investment commissions and bank owned life insurance income also adding to the income growth. Noninterest expense increased $2,058,000 in the third quarter of 2007 and $5,936,000 in the first nine months of 2007 compared to the same periods in 2006. Increases in all expense categories have occurred in 2007 as a result of the increased size of ChoiceOne. Eighty full-time equivalent employees and nine branch offices were added to the organization from the merger with Valley Ridge. Advertising costs have been higher in 2007 compared to the prior year as ChoiceOne increased exposure of the new organization. Noninterest expense included $374,000 of intangible amortization in the first nine months of 2007 that resulted from the merger and the purchase of an investment book of business.

On October 1, 2007, ChoiceOne Insurance Agencies, Inc. closed on a sale of its property and casualty insurance lines of business to Ottawa-Kent Insurance Agency. A nonrecurring gain of approximately $875,000 will be realized as a result of the sale in the fourth quarter of 2007.

ChoiceOne Financial Services, Inc. is a bank holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates thirteen full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. and mortgage products through its subsidiary, ChoiceOne Mortgage Company of Michigan. For more information, please visit ChoiceOne's web site at www.choiceone.com.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates and banking laws and regulations; the impact of competition from traditional or new sources; the level and timing of asset growth; and the possibility that anticipated cost savings and revenue enhancements from the merger with Valley Ridge Financial Corp. may not be fully realized at all or within the expected time frames. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. ChoiceOne undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

# # #

EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2339 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.